Banking Center Locations

Banking Centers

South Louisiana

Abbeville Banking Center
Amite Banking Center
Denham Springs
  Banking Center
Hammond Banking Centers:
  First Guaranty Square
  Guaranty West
Independence Banking Center
Jennings Banking Center
Kentwood Banking Center
Ponchatoula Banking Centers:
  Ponchatoula
  Berryland
Walker Banking Center

North Louisiana

Benton Banking Center
Dubach Banking Center
Haynesville Banking Center
Homer Banking Center
Oil City Banking Center
Vivian Banking Center

Service24 ATM Locations

South Louisiana

Abbeville
  799 West Summers Drive
Amite
  100 East Oak Street
Denham Springs
  2231 South Range Avenue
Hammond
  1201 West University Avenue
  14145 University Avenue
  2111West Thomas Street
  400 East Thomas Street
  North Oaks Medical Center
  North Oaks Diagnostic Center
  North Oaks Rehabilitation Center
Independence
  455 West Railroad Ave.
Jennings
  500 North Cary
Kentwood
  708 Avenue G
Loranger
  19518 Hwy 40
Ponchatoula
  105 Berryland
  170 West Hickory Street
Robert
  22628 Highway 190
Walker
  29815 Walker Rd. S

North Louisiana

Benton
  196 Burt Boulevard
Dubach
  117 East Hico
Haynesville
  10065 Highway 79
Homer
  401 North 2nd Street
  Homer Memorial Hospital
Oil City
  126 South Highway 1
Vivian
  102 East Louisiana Avenue

FIRST GUARANTY BANCSHARES, INC.
Committed To Customer Satisfaction

FDIC

PRESORTED
FIRST-CLASS MAIL
U.S. POSTAGE PAID
BATON ROUGE, LA
PERMIT NO. 984

FIRST GUARANTY BANCSHARES, INC.
Post Office Box 2009
Hammond, Louisiana 70404-2009



2008 Financial Highlights

FIRST GUARANTY BANCSHARES, INC.

A Message to Our Stockholders

Dear shareholders:

First Guaranty Bancshares, Inc. recorded net income of $5.7 million for 2008. Net income for 2008 reflects a $4.5 million decrease when compared to the $10.3 million reported for 2007. The decrease in net income is due largely to a $3.0 million, net of tax, other than temporary impairment ("OTTI") charge taken on securities in the third quarter of 2008 and a $1.9 million decline in net interest income due to compression placed on our net interest margin. Our earnings per share totaled $1.03 for 2008 and $1.85 for 2007 with dividends paid to shareholders totaling $0.64 per share in 2008 and $0.63 per share in 2007. Net income, excluding the OTTI charge, would have been $8.7 million or $1.57 per share for 2008.

Our asset quality has remained strong during 2008. Total assets at December 31, 2008 ended at $871.4 million, an increase of $63.4 million when compared to $808.1 million at December 31, 2007. The growth in our assets resulted largely from an additional $57.3 million in deposits, which provided us with additional funds to expand our loan portfolio and to increase liquidity.

We have been able to grow our loan portfolio without sacrificing asset quality. Total loans increased $31.1 million in 2008 or 5.4% when compared to 2007 with the largest increases in commercial and industrial loans and non-farm non-residential real estate loans. Our non-performing assets ended at $9.9 million or 1.63% of total loans at December 31, 2008, down from $11.2 million or 1.95% of total loans at December 31, 2007. Net loan charge-offs totaled $1.3 million in 2008, down from the $2.7 million in 2007.

Our liquid assets have increased in 2008 as a result from growth in our deposits. Liquid assets include cash and due from banks, interest-earning demand deposits with banks, federal funds sold and available for sale investment securities. These assets represented 22.1% of total assets at December 31, 2008 and 20.3% of total assets at December 31, 2007.

The majority of our lending activities are based throughout the state of Louisiana, which has a broad based economy. As a result, our loan portfolio is well diversified including loans to finance real estate, gaming, oil and gas, commercial ventures, timber cultivation and various agricultural and farming activities. Although we are currently experiencing a slow down in commercial activity, the variety of loan types has functioned as insulation, buffering the effects of the compressed economic conditions.

We would like to thank you for your investment in First Guaranty Bancshares, Inc. and for your continued support. If you have any questions about our financial position or any of the information presented in this report, please contact me directly at (985) 375-0378.

Sincerely,

Michael R. Sharp

Michael R. Sharp
President and
Chief Executive Officer
First Guaranty Bancshares, Inc.

Statements of Condition

(in thousands, except share data)

	December 31, 2008	December 31, 2007
Assets		
Cash and cash equivalents:		
Cash and due from banks	$77,159	$22,778
Interest-earning demand deposits with banks	20	30
Federal funds sold	838	35,869
Cash and cash equivalents	78,017	58,677
Interest-earning time deposits with banks	21,481	2,188
Investment securities:		
Available for sale, at fair value	114,406	105,570
Held to maturity, at cost (estimated fair value of $24,936 and $36,206, respectively)	24,756	36,498
Investment securities	139,162	142,068
Federal Home Loan Bank stock, at cost	944	955
Loans held for sale	-	3,959
Loans, net of unearned income	606,369	575,256
Less: allowance for loan losses	6,482	6,193
Net loans	599,887	569,063
Premises and equipment, net	16,141	16,240
Goodwill	1,980	1,911
Intangible assets, net	2,078	2,383
Other real estate, net	568	373
Accrued interest receivable	4,611	5,126
Other assets	6,563	5,117
Total Assets	$871,432	$808,060
Liabilities and Stockholders' Equity		
Deposits:		
Noninterest-bearing demand	$118,255	$120,740
Interest-bearing demand	180,230	223,142
Savings	41,357	45,044
Time	440,530	334,168
Total deposits	780,372	723,094
Short-term borrowings	9,767	10,401
Accrued interest payable	3,033	2,956
Long-term borrowings	8,355	3,093
Other liabilities	3,275	1,254
Total Liabilities	804,802	740,798
Stockholders' Equity		
Common stock:		
$1 par value - authorized 100,000,000 shares; issued and outstanding 5,559,644 shares	5,560	5,560
Surplus	26,459	26,459
Retained earnings	37,769	35,578
Accumulated other comprehensive loss	(3,158)	(335)
Total Stockholders' Equity	66,630	67,262
Total Liabilities and Stockholders' Equity	$871,432	$808,060

Statements of Income

(in thousands, except share, per share data and percentages)

	For the Years Ended December 31, 2008	2007
Interest Income:		
Loans (including fees)	$40,406	$46,470
Loans held for sale	45	142
Deposits with other banks	224	87
Securities (including FHLB stock)	6,594	8,381
Federal funds sold	392	400
Total Interest Income	47,661	55,480
Interest Expense:		
Demand deposits	2,650	6,152
Savings deposits	193	228
Time deposits	12,432	13,673
Borrowings	458	1,345
Total Interest Expense	15,733	21,398
Net Interest Income	31,928	34,082
Provision for loan losses	1,634	1,918
Net Interest Income after Provision for Loan Losses	30,294	32,164
Noninterest Income:		
Service charges, commissions and fees	3,990	3,822
Net losses on sale of securities	(1)	(478)
Losses on securities impairment	(4,611)	-
Net gains on sale of loans	210	272
Other	1,489	1,082
Total Noninterest Income	1,077	4,698
Noninterest Expense:		
Salaries and employee benefits	10,653	9,662
Occupancy and equipment expense	2,903	2,573
Net cost of other real estate & repossessions	249	396
Other	9,227	8,502
Total Noninterest Expense	23,032	21,133
Income Before Income Taxes	8,339	15,729
Provision for income taxes	2,591	5,466
Net Income	$5,748	$10,263
Per Common Share:		
Earnings	$1.03	$1.85
Cash dividends paid	$0.64	$0.63
Weighted Average Common Shares Outstanding	5,559,644	5,559,644
Return on Average Assets	0.72%	1.37%
Return on Average Equity	8.48%	16.15%
Book Value	$11.98	$11.97